Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Third Quarter Results
Ankeny, IA, March 11, 2025 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three and nine months ended January 31, 2025.

Third Quarter Key Highlights

•Diluted EPS of $2.33, flat with the same period a year ago. Net income was $87.1 million, also flat with the prior year, and EBITDA1 was $242.4 million, up 11.4%, from the same period a year ago.
•Inside same-store sales increased 3.7% compared to prior year, and 8.0% on a two-year stack basis, with an inside margin of 40.9%. Total inside gross profit increased 14.3% to $573.1 million compared to the prior year.
•Same-store fuel gallons were up 1.8% compared to prior year with a fuel margin of 36.4 cents per gallon. Total fuel gross profit increased 17.4% to $302.1 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 3.2%, favorably impacted by a 2% reduction in same-store labor hours.

"Casey's delivered an excellent third quarter highlighted by strong sales growth both inside and outside the store,” said Darren Rebelez, Chairman, President and CEO. “Inside same-store sales were driven by the prepared food and dispensed beverage category, with hot sandwiches and bakery performing quite well. Our fuel team did a tremendous job achieving same-store gallon growth of 1.8% while maintaining a solid fuel margin. Total fuel gallons sold were up 20.4% while total inside sales rose 15.3% primarily due to unit growth, including the Fikes acquisition. The operations team's focus on serving our guests efficiently is paying off, as we reduced same-store labor hours for the eleventh consecutive quarter."

Earnings

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Net income (in thousands)	$87,097	$86,933	$448,213	$414,952
Diluted earnings per share	$2.33	$2.33	$12.01	$11.09
EBITDA (in thousands)	$242,368	$217,615	$937,030	$840,372

For the quarter, net income and diluted EPS were approximately flat while EBITDA was up compared to the same period a year ago. EBITDA was up primarily due to higher inside and fuel gross profit, partially offset by higher operating expenses from operating 254 additional stores, as well as one-time Fikes deal and integration costs of approximately $13 million. Net income and diluted EPS were flat due to higher interest expense related to debt taken on from the Fikes transaction as well as higher depreciation from operating more stores.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Inside sales (in thousands)	$1,400,425	$1,214,959	$4,342,056	$3,931,619
Inside same-store sales	3.7%	4.1%	3.1%	4.1%
Grocery and general merchandise same-store sales	3.3%	2.8%	2.6%	3.3%
Prepared food and dispensed beverage same-store sales	4.7%	7.5%	4.4%	6.2%
Inside gross profit (in thousands)	$573,079	$501,511	$1,807,052	$1,611,209
Inside margin	40.9%	41.3%	41.6%	41.0%
Grocery and general merchandise margin	34.2%	33.9%	35.1%	34.0%
Prepared food and dispensed beverage margin	57.8%	59.6%	58.3%	58.9%

Total inside sales were up 15.3% for the quarter. Same-store inside sales of 3.7% were driven by strong performance in the prepared food and dispensed beverage category, including hot sandwiches and bakery as well as non-alcoholic beverages in the grocery and general merchandise category. Inside margin was down 40 basis points compared to the same quarter a year ago, driven primarily by the impact of the stores from the Fikes acquisition as well as a coffee promotion to feature new flavor profiles.

Fuel2

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Fuel gallons sold (in thousands)	829,761	689,251	2,378,211	2,133,680
Same-store gallons sold	1.8%	(0.4)%	0.3%	—%
Fuel gross profit (in thousands)	$302,058	$257,246	$928,858	$863,059
Fuel margin (cents per gallon, excluding credit card fees)	36.4 ¢	37.3 ¢	39.1 ¢	40.4 ¢

For the quarter, total fuel gallons sold increased 20.4% compared to the prior year due to the store count increase as well as same-store gallons which were up 1.8% versus the prior year. The Company’s total fuel gross profit was up 17.4% versus the prior year, while the increase in gallons sold was partially offset by a decrease in fuel margin, driven primarily by the impact of the stores from the Fikes acquisition. The Company sold $2.6 million in renewable fuel credits (RINs) in the third quarter, a decrease of $0.8 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Operating expenses (in thousands)	$670,200	$568,908	$1,889,353	$1,709,466
Credit card fees (in thousands)	$61,234	$51,977	$187,318	$175,879
Same-store operating expenses excluding credit card fees	3.2%	2.5%	1.8%	2.5%

Operating expenses increased approximately 18% during the third quarter. Operating 254 more stores than prior year accounted for approximately 14% of the increase, including one-time deal and integration costs of approximately $13 million from the Fikes acquisition. Same-store employee expense contributed to approximately 1% of the increase, as the increases in labor rates were partially offset by a reduction in same-store labor hours.

2 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2024	2,658
New store construction	21
Acquisitions	228
Acquisitions not opened	(1)
Prior acquisitions opened	1
Closed	(14)
January 31, 2025	2,893

Liquidity
At January 31, 2025, the Company had approximately $1.3 billion in available liquidity, consisting of approximately $395 million in cash and cash equivalents on hand and approximately $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the third quarter, the Company did not repurchase any shares. The Company has approximately $295 million remaining under its existing share repurchase authorization.

Dividend
At its March meeting, the Board of Directors approved a quarterly dividend of $0.50 per share. The dividend is payable May 15, 2025, to shareholders of record on May 1, 2025.

Fiscal 2025 Outlook
Casey’s is updating the 2025 outlook as follows: For fiscal year 2025, the Company now expects EBITDA to increase approximately 11%. The purchase of property and equipment is expected to be approximately $500 million.

Casey’s is not updating its outlook for the following metrics: For Casey’s total fiscal 2025 year outlook the Company expects same-store inside sales to increase approximately 3% to 5% with inside margin to be comparable to the prior year. The Company expects same-store fuel gallons sold to be negative 1% to positive 1%. The Company expects total operating expenses to increase 11% to 13% for the fiscal year, including approximately $25 to $30 million in one-time deal and integration costs related to the Fikes acquisition, while same-store operating expense excluding credit card fees are expected to only increase 2% for the year. Net interest expense is expected to be approximately $90 million for the year. Depreciation and amortization is expected to be approximately $410 million. The tax rate is expected to be approximately 23% to 25% for the fiscal year. Casey’s expects to add approximately 270 stores for the fiscal year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Total revenue	$3,903,633	$3,329,247	$11,948,141	$11,262,898
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,991,065	2,542,724	9,121,758	8,713,060
Operating expenses	670,200	568,908	1,889,353	1,709,466
Depreciation and amortization	105,203	88,950	296,204	257,453
Interest, net	29,415	14,146	56,035	38,947
Income before income taxes	107,750	114,519	584,791	543,972
Federal and state income taxes	20,653	27,586	136,578	129,020
Net income	$87,097	$86,933	$448,213	$414,952
Net income per common share
Basic	$2.35	$2.34	$12.08	$11.15
Diluted	$2.33	$2.33	$12.01	$11.09
Basic weighted average shares	37,125,570	37,100,143	37,112,506	37,210,007
Plus effect of stock compensation	236,486	235,940	213,474	199,531
Diluted weighted average shares	37,362,056	37,336,083	37,325,980	37,409,538

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2025	April 30, 2024
Assets
Current assets
Cash and cash equivalents	$394,815	$206,482
Receivables	166,231	151,793
Inventories	482,101	428,722
Prepaid and other current assets	39,585	25,791
Income taxes receivable	16,924	17,066
Total current assets	1,099,656	829,854
Operating lease right-of-use assets, net	420,069	115,819
Other assets, net of amortization	118,962	79,740
Goodwill	1,240,598	652,663
Property and equipment, net of accumulated depreciation of $3,062,910 at January 31, 2025 and $2,883,925 at April 30, 2024	5,340,893	4,669,357
Total assets	$8,220,178	$6,347,433
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$243,755	$53,181
Accounts payable	585,865	569,527
Accrued expenses and current portion of operating lease liabilities	366,018	330,758
Total current liabilities	1,195,638	953,466
Long-term debt and finance lease obligations, net of current maturities	2,439,038	1,582,758
Deferred income taxes	638,197	596,850
Operating lease liabilities, net of current portion	437,155	111,100
Insurance accruals, net of current portion	31,240	30,046
Other long-term liabilities	61,594	57,832
Total liabilities	4,802,862	3,332,052
Total shareholders’ equity	3,417,316	3,015,381
Total liabilities and shareholders’ equity	$8,220,178	$6,347,433

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine months ended January 31,
	2025	2024
Cash flows from operating activities:
Net income	$448,213	$414,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296,204	257,453
Amortization of debt issuance costs	1,132	833
Change in excess replacement cost over LIFO inventory valuation	9,358	7,786
Share-based compensation	35,489	29,349
Loss on disposal of assets and impairment charges	8,993	892
Deferred income taxes	51,204	48,213
Changes in assets and liabilities:
Receivables	12,067	(15,146)
Inventories	(8,129)	(33,762)
Prepaid and other current assets	(11,287)	(7,839)
Accounts payable	(78,246)	(93,480)
Accrued expenses	(5,617)	(10,905)
Income taxes	276	2,335
Other, net	(2,661)	3,919
Net cash provided by operating activities	756,996	604,600
Cash flows from investing activities:
Purchase of property and equipment	(325,499)	(325,726)
Payments for acquisition of businesses, net of cash acquired	(1,211,567)	(296,809)
Proceeds from sales of assets	14,529	20,351
Net cash used in investing activities	(1,522,537)	(602,184)
Cash flows from financing activities:
Proceeds from long-term debt	1,100,000	—
Payments of long-term debt and finance lease obligations	(60,981)	(48,364)
Payments of debt issuance costs	(5,292)	—
Payments of cash dividends	(53,745)	(46,975)
Repurchase of common stock and payment of related excise taxes	(734)	(89,768)
Tax withholdings on employee share-based awards	(25,374)	(18,297)
Net cash provided by (used in) financing activities	953,874	(203,404)

Net increase (decrease) in cash and cash equivalents	188,333	(200,988)
Cash and cash equivalents at beginning of the period	206,482	378,869
Cash and cash equivalents at end of the period	$394,815	$177,881

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Nine months ended January 31,
	2025	2024
Cash paid during the period for:
Interest, net of amount capitalized	$52,565	$43,316
Income taxes, net	84,506	72,037
Noncash activities:
Purchased property and equipment in accounts payable	69,299	82,785
Right-of-use assets obtained in exchange for new finance lease liabilities	12,590	14,035
Right-of-use assets obtained in exchange for new operating lease liabilities	315,124	12,613

Summary by Category (Amounts in thousands)
Three Months Ended January 31, 2025	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$397,151	$1,003,274	$2,366,822	$136,386	$3,903,633
Gross profit	$229,535	$343,544	$302,058	$37,431	$912,568
	57.8%	34.2%	12.8%	27.4%	23.4%
Fuel gallons sold			829,761
Three Months Ended January 31, 2024
Revenue	$349,411	$865,548	$2,051,674	$62,614	$3,329,247
Gross profit	$208,327	$293,184	$257,246	$27,766	$786,523
	59.6%	33.9%	12.5%	44.3%	23.6%
Fuel gallons sold			689,251

Summary by Category (Amounts in thousands)
Nine Months Ended January 31, 2025	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$1,220,107	$3,121,949	$7,337,096	$268,989	$11,948,141
Gross profit	$711,034	$1,096,018	$928,858	$90,473	$2,826,383
	58.3%	35.1%	12.7%	33.6%	23.7%
Fuel gallons sold			2,378,211
Nine Months Ended January 31, 2024
Revenue	$1,104,705	$2,826,914	$7,125,485	$205,794	$11,262,898
Gross profit	$650,852	$960,357	$863,059	$75,570	$2,549,838
	58.9%	34.0%	12.1%	36.7%	22.6%
Fuel gallons sold			2,133,680

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	4.4%	5.2%	4.7%			F2025	58.3%	58.7%	57.8%
F2024	5.9	6.1	7.5	8.8%	6.8%	F2024	58.2	59.0	59.6	58.1%	58.7%
F2023	8.4	10.5	5.0	4.9	7.1	F2023	55.6	56.7	57.3	56.8	56.6

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	1.6%	3.6%	3.3%			F2025	35.4%	35.6%	34.2%
F2024	5.2	1.7	2.8	4.3%	3.5%	F2024	34.1	34.0	33.9	34.4%	34.1%
F2023	5.5	6.9	5.8	7.1	6.3	F2023	33.9	33.3	34.0	33.0	33.6

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2025	0.7%	(0.6)%	1.8%			F2025	40.7	¢	40.2	¢	36.4	¢
F2024	0.4	—	(0.4)	0.9%	0.1%	F2024	41.6		42.3		37.3		36.5	¢	39.5	¢
F2023	(2.3)	0.3	(0.5)	—	(0.8)	F2023	44.7		40.5		40.7		34.6		40.2

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use this calculation as a measure of financial performance and debt service capabilities, and it is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three and nine months ended January 31, 2025 and 2024:

(in thousands)	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
Net income	$87,097	$86,933	$448,213	$414,952
Interest, net	29,415	14,146	56,035	38,947
Federal and state income taxes	20,653	27,586	136,578	129,020
Depreciation and amortization	105,203	88,950	296,204	257,453
EBITDA	$242,368	$217,615	$937,030	$840,372
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the potential impact the Fikes transaction, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on March 12, 2025. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-presentations.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-presentations for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772